Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-1 of QualTek Services Inc. of our report dated April 1, 2022, except for the effects of the reverse recapitalization described in the Nature of business section of Note 1 as to which the date is September 16, 2022, relating to the consolidated financial statements of BCP QualTek Holdco, LLC, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ RSM US LLP

Blue Bell, Pennsylvania
September 16, 2022